                                                                     Exhibit 2



                             ACQUISITION AGREEMENT

                                     AMONG

                       THE REYNOLDS AND REYNOLDS COMPANY,

                               ROOD MOTORS, INC.,

                              CROWN MOTORS, INC.,

                     DEALER INTERNET SERVICES CORPORATION,

                                 MARTIN S. ROOD

                                      AND

                                PETER M. WILSON


                           dated as of June 15, 1995

                               TABLE OF CONTENTS


1.   PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . .    2
1.1  Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.2  Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.3  Books and Records, etc . . . . . . . . . . . . . . . . . . . . . . .    2
1.4  Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . .    2
1.5  Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.6  Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . .    2
1.7  Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
1.8  Other Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

2.   EXCLUDED ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . .    3
2.1  Certain Balance Sheet Assets.  . . . . . . . . . . . . . . . . . . .    3
2.2  Certain Books and Records  . . . . . . . . . . . . . . . . . . . . .    3
2.3  Certain Contracts  . . . . . . . . . . . . . . . . . . . . . . . . .    3
2.4  Certain Other Assets.  . . . . . . . . . . . . . . . . . . . . . . .    3

3.   ASSUMED LIABILITIES  . . . . . . . . . . . . . . . . . . . . . . . .    3
3.1  Executory Obligations. . . . . . . . . . . . . . . . . . . . . . . .    3
3.2  Balance Sheet Liabilities. . . . . . . . . . . . . . . . . . . . . .    3
3.3  Certain Transaction Expenses.  . . . . . . . . . . . . . . . . . . .    3

4.   EXCLUDED LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . .    4
4.1  Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . .    4
4.2  Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
4.3  Product-related Liabilities . . . . . . . . . . . . . . . . . . . . .   4
4.4  Affiliate Payables  . . . . . . . . . . . . . . . . . . . . . . . . .   4
4.5  Tax Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
4.6  Employee-related and Contractor-related Liabilities . . . . . . . . .   4
4.7  Transaction Expenses  . . . . . . . . . . . . . . . . . . . . . . . .   5
4.8  Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
4.9  Misuse of Information/Infringement  . . . . . . . . . . . . . . . . .   5
4.10 Other Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .   5

5.   CONSIDERATION AND DELIVERY  . . . . . . . . . . . . . . . . . . . . .   5
5.1  Closing Consideration   . . . . . . . . . . . . . . . . . . . . . . .   5
5.2  Post-closing Consideration  . . . . . . . . . . . . . . . . . . . . .   6
5.3  Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
5.4  Sales or Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . .   7

6.   REYNOLDS SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
6.1  Issuance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
6.2  Exemptions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
6.3  Securities Filings  . . . . . . . . . . . . . . . . . . . . . . . . .   8
6.4  Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

7.   INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS . . . .   8
7.1  Power and Capacity  . . . . . . . . . . . . . . . . . . . . . . . . .   8
7.2  No Conflict with Other Agreements or Laws . . . . . . . . . . . . . .   8





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 8.    REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER  . . . . .     9
 8.1   Corporate Action  . . . . . . . . . . . . . . . . . . . . . . . . .     9
 8.2   No Conflict With Other Agreements or Laws . . . . . . . . . . . . .     9
 8.3   Organization and Qualification . . . . . . . . . . . . . . . . . . .    9
 8.4   Interests in other Persons . . . . . . . . . . . . . . . . . . . . .    9
 8.5   Financial Statements . . . . . . . . . . . . . . . . . . . . . . . .   10
 8.6   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
 8.7   Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
 8.8   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
 8.9   Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . .   12
 8.10  Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . .   13
 8.11  Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
 8.12  Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
 8.13  Litigation; Compliance with Laws, Etc  . . . . . . . . . . . . . . .   15
 8.14  Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . .   15
 8.15  Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . .   15
 8.16  Contract Matters . . . . . . . . . . . . . . . . . . . . . . . . . .   16
 8.17  Title to Properties; Encumbrances  . . . . . . . . . . . . . . . . .   16
 8.18  Intellectual Property Intangibles  . . . . . . . . . . . . . . . . .   16
 8.19  Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . .   19
 8.20  Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . .   20
 8.21  Customers and Suppliers  . . . . . . . . . . . . . . . . . . . . . .   20
 8.22  Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
 8.23  Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
 8.24  Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . .   20
 8.25  Environmental Protection.  . . . . . . . . . . . . . . . . . . . . .   20
 8.26  Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . .   21
 8.27  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

 9.    REPRESENTATIONS AND WARRANTIES OF REYNOLDS   . . . . . . . . . . . .   21
 9.1   Corporate Action . . . . . . . . . . . . . . . . . . . . . . . . . .   21
 9.2   No Conflict With Other Agreements or Laws  . . . . . . . . . . . . .   22
 9.3   Organization and Qualification . . . . . . . . . . . . . . . . . . .   22
 9.4   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

10.    PRE-CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . . . . .   22
10.1   Conduct of Business Prior to Closing . . . . . . . . . . . . . . . .   22
10.2   Notification of Material Adverse Changes . . . . . . . . . . . . . .   23
10.3   Other Transactions . . . . . . . . . . . . . . . . . . . . . . . . .   23
10.4   Consents, Waivers and Approvals  . . . . . . . . . . . . . . . . . .   23
10.5   Supplemental Disclosure  . . . . . . . . . . . . . . . . . . . . . .   23
10.6   Additional Reports . . . . . . . . . . . . . . . . . . . . . . . . .   24
10.7   Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . . .   24
10.8   Reynolds' Due Diligence  . . . . . . . . . . . . . . . . . . . . . .   24

11.    CONDITIONS PRECEDENT TO OBLIGATIONS OF REYNOLDS  . . . . . . . . . .   24
11.1   Representations  . . . . . . . . . . . . . . . . . . . . . . . . . .   24
11.2   Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
11.3   No Injunction, Etc.  . . . . . . . . . . . . . . . . . . . . . . . .   25
11.4   Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . .   25
11.5   Incumbency . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
11.6   Consents, Waivers and Approvals  . . . . . . . . . . . . . . . . . .   25





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11.7  Absence of Material Adverse Changes . . . . . . . . . . . . . . . .    25
11.8  Certified Resolutions . . . . . . . . . . . . . . . . . . . . . . .    25
11.9  Confirmations . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
11.10 Title Assurances  . . . . . . . . . . . . . . . . . . . . . . . . .    26
11.11 Basic Corporate Documents . . . . . . . . . . . . . . . . . . . . .    26
11.12 Glenn Northrup  . . . . . . . . . . . . . . . . . . . . . . . . . .    26
11.13 Employment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
11.14 Intellectual Property Intangibles . . . . . . . . . . . . . . . . .    26
11.15 Instruments of Transfer . . . . . . . . . . . . . . . . . . . . . .    26
11.16 Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
11.17 Certain Assignments . . . . . . . . . . . . . . . . . . . . . . . .    27
11.18 Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . .    27
11.19 May Financial Statements  . . . . . . . . . . . . . . . . . . . . .    27
11.20 Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . .    27
11.21 Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
11.22 Transaction Expense Confirmations . . . . . . . . . . . . . . . . .    27
11.23 Severance Agreements. . . . . . . . . . . . . . . . . . . . . . . .    27
11.24 Trademark License . . . . . . . . . . . . . . . . . . . . . . . . .    27

12.   CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND THE SHAREHOLDER .    27
12.1  Representations . . . . . . . . . . . . . . . . . . . . . . . . . .    27
12.2  Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
12.3  Certified Resolutions . . . . . . . . . . . . . . . . . . . . . . .    28
12.4  Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . .    28
12.5  No Injunction, Etc. . . . . . . . . . . . . . . . . . . . . . . . .    28
12.6  Consents, Waivers and Approvals . . . . . . . . . . . . . . . . . .    28
12.7  Incumbency  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
12.8  Employment Agreements . . . . . . . . . . . . . . . . . . . . . . .    28
12.9  Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . .    28
12.10 Assumption Agreement. . . . . . . . . . . . . . . . . . . . . . . .    28
12.11 Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . .    29

13.   MUTUAL COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . .    29
13.1  General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
13.2  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29

14.   CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
14.1  Time and Place  . . . . . . . . . . . . . . . . . . . . . . . . . .    29
14.2  Transactions at the Closing . . . . . . . . . . . . . . . . . . . .    29
14.3  Default at Closing  . . . . . . . . . . . . . . . . . . . . . . . .    30

15.   EMPLOYEES OF SELLER . . . . . . . . . . . . . . . . . . . . . . . .    30

16.   SURVIVAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

17.   TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

18.   COLLECTION OF RECEIVABLES . . . . . . . . . . . . . . . . . . . . .    31

19.   INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . .    32
19.1  Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
19.2  Indemnification by Seller and Shareholders  . . . . . . . . . . . .    32





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19.3  Indemnification by Reynolds  . . . . . . . . . . . . . . . . . . . .    32
19.4  Procedures for Indemnification . . . . . . . . . . . . . . . . . . .    32
19.5  Defense of Third Party Claims  . . . . . . . . . . . . . . . . . . .    33
19.6  Limitations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34

20.   TRANSACTION EXPENSES . . . . . . . . . . . . . . . . . . . . . . . .    35
20.1  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
20.2  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35

21.   MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
21.1  Accounting Records . . . . . . . . . . . . . . . . . . . . . . . . .    35
21.2  Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
21.3  Assignment; Binding Effect . . . . . . . . . . . . . . . . . . . . .    37
21.4  Headings; Exhibits and Schedules . . . . . . . . . . . . . . . . . .    37
21.5  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
21.6  Integration of Agreement . . . . . . . . . . . . . . . . . . . . . .    37
21.7  Time of Essence  . . . . . . . . . . . . . . . . . . . . . . . . . .    37
21.8  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
21.9  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
21.10 Partial Illegality or Unenforceability . . . . . . . . . . . . . . .    38
21.11 Singular or Plural . . . . . . . . . . . . . . . . . . . . . . . . .    38
21.12 Effect of Investigation  . . . . . . . . . . . . . . . . . . . . . .    38
21.13 Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
21.14 "Knowledge"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
21.15 "Person" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
21.16 "Best Efforts" . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
21.17 "Including"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
21.18 "Ordinary Course of Business"  . . . . . . . . . . . . . . . . . . .    39

22.   SELLER'S OBLIGATIONS; SHAREHOLDERS' LIMITATION OF LIABILITY  . . . .    39
22.1  Shareholders' Guaranty . . . . . . . . . . . . . . . . . . . . . . .    39
22.2  Limitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39


23.   COVENANT NOT TO COMPETE  . . . . . . . . . . . . . . . . . . . . . .    40
23.1  Covenant Not to Compete  . . . . . . . . . . . . . . . . . . . . . .    40
23.2  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
23.3  Equitable Relief . . . . . . . . . . . . . . . . . . . . . . . . . .    41
23.4  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41

24.   OWNERSHIP OF ASSETS USED IN THE BUSINESS . . . . . . . . . . . . . .    42

25.   USE OF SPACE . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42

26.   CONFIDENTIAL INFORMATION.  . . . . . . . . . . . . . . . . . . . . .    42

                               LIST OF SCHEDULES

  1        Form of Escrow Agreement



                                LIST OF EXHIBITS

  1.2      Contracts
  1.7      Interests
  2.4      Certain Excluded Assets
  3.1      Certain Breaches or Defaults Under the Contracts
  3.2(a)   4/30/95 Balance Sheet
  3.2(c)   Excluded Balance Sheet Liabilities
  4.10     Certain Excluded Liabilities
  5.2      Contingent Payments
  8.3      Organization and Qualification
  8.4      Interests in other Persons
  8.5(a)   Financial Statements
  8.5(b)   Liabilities
  8.5(c)   Defaults
  8.6      Taxes
  8.7      Receivables
  8.8      Insurance
  8.9      Changes
  8.10(a)  Owned Personal Property
  8.10(b)  Leased Personal Property
  8.10(c)  Defects
  8.11     Leased Real Property
  8.12     Affiliates
  8.13     Litigation
  8.14     Labor Relations
  8.15     Licenses and Permits
  8.16     Contract Matters
  8.17     Title to Properties; Encumbrances
  8.18     Intellectual Property Intangibles
  8.19     Employee Benefit Plans
  8.20     Consents and Approvals
  8.21     Customers and Suppliers
  8.23     Bank Accounts
  8.25     Environmental Matters
 10.4      Permitted Encumbrances
 11.4      Opinion of Counsel for Seller and Shareholders
 11.13     Employment Agreements
 11.17     Certain Assignments
 11.22     Form of Transaction Expense Confirmation
 11.24     Form of Trademark License
 12.4      Opinion of Counsel for Reynolds
 25        Common Assets; Certain Charges

                             ACQUISITION AGREEMENT


  THE REYNOLDS AND REYNOLDS COMPANY ("REYNOLDS" or "PURCHASER"), DEALER INTERNET SERVICES CORPORATION ("SELLER"), ROOD MOTORS, INC. ("RMI"), CROWN MOTORS, INC. ("CMI") (RMI and CMI are sometime referred to in this agreement individually as a "CORPORATE AFFILIATES" and collectively as the "CORPORATE AFFILIATES"), MARTIN S. ROOD and PETER M. WILSON (individually, a "SHAREHOLDER" and collectively, the "SHAREHOLDERS") agree as follows:


                                   RECITALS:

  Seller is an Internet-based services provider. Specifically, Seller is engaged in the design, creation and coding of commercial content (data, text, graphics and sound) which is either included in the database of text and images known as "DealerNet" (which database is owned, maintained and operated by Seller) or utilized by the customer in some other manner. In addition, Seller holds interests in certain other persons as described in Section 1.7. Such services and holdings are collectively referred to in this agreement (the "AGREEMENT") as the "BUSINESS".

  Shareholders are the owners of all of the issued and outstanding capital stock of Seller.

  The Corporate Affiliates are related entities that have provided property, services, and employees from time to time to the Seller. The Corporate Affiliates are parties to this Agreement, among other reasons, for the purpose of confirming that all assets used in or useful to the business (except for the Excluded Assets as defined below and certain assets identified in Exhibit 25), are owned by Seller rather than either Corporate Affiliate and are to be transferred to Reynolds pursuant to this Agreement.

  The parties intend that this Agreement constitute a plan of reorganization and that the transfer by Seller of substantially all of its assets and certain of its liabilities qualify for Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

  A portion of the Reynolds Shares (as defined in Section 5.2) will be placed in an escrow by Seller to be maintained by a person to be agreed to by the parties (the "ESCROW AGENT") and will be subject to possible return to Reynolds under conditions specified in an escrow agreement in the form of the attached
Schedule 1 (the "ESCROW AGREEMENT") and in this Agreement as a mechanism to secure the performance by Seller and Shareholders of their obligations to Reynolds under this Agreement.

  The parties intend that notwithstanding such escrow arrangement, after the Closing (as defined in Section 14), Seller

(and subsequent to Seller's distribution of Reynolds Shares [including its interest in the escrowed Reynolds Shares] to the Shareholders as contemplated in this Agreement, the Shareholders) shall be considered the beneficial owner of the escrowed Reynolds Shares (except for the Reynolds Shares, if any, that are returned to Reynolds in payment of an Indemnification Claim [as defined in Section 19.4(a)]) for Federal income tax purposes so that the Reynolds Shares will be treated as received by Seller (and the Shareholders) at that time for Federal income tax purposes.

  The parties intend that by virtue of utilizing such escrow arrangement, no interest income will be imputed under Section 483 (or any other provision) of the Code to Seller or Shareholders upon receipt of the Reynolds Shares out of escrow.

1. PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, Reynolds agrees to purchase and Seller agrees to sell on the Closing Date (as defined in Section 14), all of the rights and assets of Seller used in or useful to the Business, wherever located, excluding the Excluded Assets (as defined in Section 2), but including without limitation, the following, as the same may change in the ordinary course through the Closing Date:

  1.1 Personal Property. All furniture, fixtures, machinery, equipment, vehicles, inventory and other personal property and all related warranties (collectively, the "PERSONAL PROPERTY").

  1.2 Contracts. Those contracts, agreements, leases, licenses, purchase orders, sale orders or commitments which are identified on Exhibit 1.2 hereto (individually, a "CONTRACT" and collectively, the "CONTRACTS").

  1.3 Books and Records, etc. All books, records, accounts, customer lists, files, videos, catalogues, sales materials, employment records and related materials, but excluding all of Seller's corporate minute books, stock records and other documents which are not reasonably of use to Reynolds in the conduct of the Business (collectively, the "BOOKS AND RECORDS").

  1.4 Licenses and Permits. To the extent permitted under applicable law or regulation, all licenses, permits, certificates and governmental authorizations of Seller.

  1.5 Receivables. All accounts, notes or other receivables (collectively, the "RECEIVABLES").

  1.6 Intellectual Property. All Intellectual Property Intangibles (as defined in Section 8.18) and all goodwill associated with the Intellectual Property Intangibles.

  1.7 Interests. Those interests in other persons identified in Exhibit 1.7 (collectively, the "INTERESTS").

  1.8 Other Assets. All other assets used in or useful to the Business, wherever located, tangible or intangible, including cash, cash equivalents and securities, prepaid expenses, deposits, causes of action and claims, including, without limitation, all claims against Autonet and/or Delta Internet.

The assets described in this Section 1 are collectively referred to in this Agreement as the "ACQUIRED ASSETS."

2. EXCLUDED ASSETS. Reynolds shall not acquire any right or interest of Seller in the following assets:

  2.1 Certain Balance Sheet Assets. Those assets identified on the 4/30/95 Balance Sheet (as defined in Section 3.2) as "Due from Stockholders" (including the corresponding promissory note(s)).

  2.2 Certain Books and Records. Seller's corporate minute books, records and other documents which are not reasonably of use to Reynolds in the conduct of the Business.

  2.3 Certain Contracts. All contracts, agreements, leases, licenses, purchase orders, sales orders or commitments not identified on Exhibit 1.2.

  2.4  Certain Other Assets. Those assets identified on Exhibit 2.4.

The assets described in this Section 2 are collectively referred to in this Agreement as the "EXCLUDED ASSETS."

3. ASSUMED LIABILITIES. As of the Closing Date, Reynolds shall assume responsibility for the performance and satisfaction of:

  3.1 Executory Obligations. The executory obligations of Seller under the Contracts, excluding any obligations or liabilities arising from any breach or default thereunder by Seller (except those breaches or defaults described in Exhibit 3.1).

  3.2 Balance Sheet Liabilities. The liabilities of Seller identified in the balance sheet of Seller as of April 30, 1995 (the "4/30/95 BALANCE SHEET"), a copy of which is attached hereto as Exhibit 3.2(a), subject to changes in the amount of such liabilities in the ordinary course from April 30, 1995 to the Closing Date, but in any event excluding those liabilities which are identified in Exhibit 3.2(c).

  3.3 Certain Transaction Expenses. Reasonable transaction expenses incurred by Seller (as opposed to the Shareholders individually) solely and directly in connection with the sale of assets contemplated by this Agreement up to a maximum amount of $15,000 (the "TRANSACTION EXPENSES").

The liabilities described in this Section 3 are collectively referred to as the "ASSUMED LIABILITIES."

4. EXCLUDED LIABILITIES. Except as set forth in Section 3 of this Agreement, Reynolds shall not assume or become liable for any liabilities of Seller of any kind or character including without limitation the following:

  4.1 Undisclosed Liabilities. Any liabilities or obligations of Seller not reflected in the 4/30/95 Balance Sheet (subject to changes in such liabilities as permitted in Section 3.2), whether known or unknown, absolute, contingent or otherwise, except for the executory obligations described in Section 3.1 and the Transaction Expenses.

  4.2 Defaults. Any obligation or liability arising from or relating to any breach or default by Seller under any Contract, except such breaches or defaults as may be identified in Exhibit 3.1.

  4.3 Product-related Liabilities. Any liability or obligation arising out of or related to any product sold or service rendered by Seller prior to the Closing Date (including without limitation claims for breach of warranty).

  4.4 Affiliate Payables. Any liabilities of Seller for certain payables required to be disclosed on Exhibit 8.12 pursuant to Section 8.12(b) (except as assumed pursuant to Section 3.1 and Section 3.2).

  4.5 Tax Liabilities. Any liabilities or obligations arising out of or related to Taxes (as defined in Section 8.6) other than those liabilities assumed by Reynolds pursuant to Sections 3.2 and 5.4.

  4.6 Employee-related and Contractor-related Liabilities. Except for those liabilities assumed by Reynolds pursuant to Section 3.2, any liabilities or obligations arising out of or related to employees or independent contractors or former employees or former independent contractors of Seller, including without limitation liabilities or obligations for unpaid wages, salaries, commissions, benefits, vacation pay, sick pay, or holiday pay, withholding, unemployment or workers compensation taxes, contributions or benefits, and contributions or premiums payable to, under or with respect to any employee benefit plan or arrangement or obligations under any self-funded employee benefit plan or arrangement.

  4.7 Transaction Expenses. Except for those liabilities assumed by Reynolds pursuant to Section 3.3, any expenses incurred by Seller or Shareholders in connection with the authorization, preparation, negotiation and consummation of this Agreement, including without limitation, fees and expenses of counsel, brokers and accountants.

  4.8 Excluded Assets. Any liabilities or obligations arising out of or associated with the Excluded Assets, unless and to the extent assumed by Reynolds pursuant to Section 3.2.

  4.9 Misuse of Information/Infringement. Any liability or obligation arising out of the use or misuse of another person's data, information, text, graphics or videos or infringement of another person's intellectual property rights.

  4.10 Other Liabilities.  Those liabilities identified in Exhibit 4.10.

The liabilities described in this Section 4 are collectively referred to as the "EXCLUDED LIABILITIES."

5. CONSIDERATION AND DELIVERY. The consideration for the Acquired Assets, in addition to the assumption of the Assumed Liabilities by Reynolds, and subject to adjustment pursuant to Section 5.3, shall be as provided in Sections 5.1 and 5.2.

  5.1 Closing Consideration. (a) At Closing, Reynolds shall deliver to Seller certificates representing that number of Reynolds' class A common shares determined by dividing (i) $1,618,750 (the "BASE VALUE"), by (ii) the Base Price (as defined in this Section), rounded up to the next whole number (collectively, the "CLOSING SHARES"). "BASE PRICE" means the average closing price for Reynolds' class A common shares on the New York Stock Exchange for the thirty (30) trading days immediately preceding the fifth (5th) trading day prior to the Closing.

   (b) At Closing, Reynolds shall deliver to Escrow Agent certificates representing that number of Reynolds' class A common shares determined by dividing (i) $231,250 by (ii) the Base Price, rounded up to the next whole number (collectively, the "ESCROW SHARES") to be held in the Escrow Fund (as defined in the Escrow Agreement) in accordance with the Escrow Agreement.

   (c) The Escrow Shares shall serve as collateral security for the satisfaction by the Seller and Shareholders of their obligations under this Agreement. Seller authorizes Reynolds to deliver to the Escrow Agent certificates representing the Escrow Shares. Seller shall deliver to Escrow Agent stock powers endorsed in blank by Seller and such further documentation as shall be required by the Escrow Agent to effect, if necessary, the transfer of all or a portion of the Escrow Shares to Reynolds in satisfaction of an Indemnification Claim.

  5.2 Post-closing Consideration. In light of the unique nature and limited existence of the Business which makes it difficult to ascertain its value at this time, the parties have agreed to additional contingent consideration for the Acquired Assets pursuant to the following sentence. Reynolds shall also deliver certificates for additional class A common shares of Reynolds as provided in (and subject to the conditions described in) Exhibit 5.2 (the "POST-CLOSING SHARES"). The Closing Shares, the Escrow Shares and the Post-closing Shares are collectively referred to in this Agreement as the "REYNOLDS SHARES".

  5.3  Adjustment.  The Closing Shares shall be adjusted as follows:

   (a) Reynolds shall deliver to Seller and Shareholders, not later than sixty (60) days after the Closing Date, a balance sheet (the "CLOSING BALANCE SHEET") for the Acquired Assets and Assumed Liabilities (exclusive of the Transaction Expenses) as of the Closing Date. The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP") and otherwise consistent with the methodology employed in the 4/30/95 Balance Sheet. The Closing Balance Sheet shall be accompanied by Reynolds' determination of the amount of the adjustment, if any, to the Closing Shares required by Section 5.3(b). Reynolds shall also make available to Seller and Shareholders all Books and Records as were relied upon to create the Closing Balance Sheet and adjustment determination. Seller and Shareholders shall have thirty (30) days from receipt of the Closing Balance Sheet and adjustment determination to object to either by written notice to Reynolds. If Reynolds does not receive notice of an objection within such time, the Closing Balance Sheet and adjustment determination prepared by Reynolds shall be final and binding on the parties for purposes of determining the adjustment. If Seller and Shareholders timely notify Reynolds of an objection, the parties shall have ten (10) days from the date of Seller's notice to resolve the objection. If the parties do not resolve the objection within such time, the certified public accounting firm of KPMG Peat Marwick (the "INDEPENDENT AUDITORS") shall resolve the objection within thirty (30) days after expiration of such 10-day period and such resolution shall be final and binding on the parties. The fees and expenses of the Independent Auditors shall be borne by Seller and Reynolds in proportion to the respective differences between their positions submitted to the Independent Auditors and the final determination of the Independent Auditors.

   (b) The Base Value shall be reduced dollar-for-dollar by the amount the Acquired Net Book Value on the Closing Balance Sheet is less than ($300,000) (i.e., minus $300,000). "ACQUIRED NET BOOK

VALUE" shall mean the difference between the book value of the Acquired Assets and the book value of the Assumed Liabilities (exclusive of the Transaction Expenses) as shown on the Closing Balance Sheet. There shall be no adjustment to the Base Value if the Acquired Net Book Value is greater than ($300,000). The adjustment to the number of Closing Shares shall be determined by dividing
(i) the difference between (A) the Acquired Net Book Value and (B) ($300,000), by (ii) the Base Price, and rounding down to the next whole number.

   (c) If there is an adjustment pursuant to Section 5.3(b) (a "CLOSING SHARES ADJUSTMENT"), within ten (10) days after final determination of the adjustment (whether by Seller's and Shareholders' failure to object, agreement of the parties or determination by the Independent Auditors), Seller shall deliver either (i) cash (by wire transfer of immediately available funds to the account designated by Reynolds) in an amount equal to the difference between the Acquired Net Book Value and ($300,000) or (ii) certificates for Reynolds Shares (accompanied by duly executed stock powers sufficient to transfer to Reynolds the required number of Reynolds Shares) representing that number of Reynolds Shares described in the last sentence of Section 5.3(b). In the event payment is effected pursuant to clause (ii) of the preceding sentence, Reynolds shall promptly surrender such certificates and stock powers to Reynolds' transfer agent and cause the transfer agent to issue to Seller certificates for the balance of any shares represented by a certificate submitted pursuant to clause
(ii) in excess of the amount of shares required to be transferred to Reynolds. In the event of any merger, consolidation, reorganization, recapitalization, stock split, exchange or similar transaction affecting the Reynolds Shares prior to the payment of a Closing Shares Adjustment, the Base Price shall be appropriately adjusted as agreed to by Reynolds and Seller.

  5.4 Sales or Transfer Taxes. Reynolds shall pay all sales or transfer taxes, recording fees and similar fees or charges arising out of the sale of the Acquired Assets. Seller and Reynolds shall cooperate to timely file all Returns (as defined in Section 8.6) for Taxes described in this Section 5.4.

6. REYNOLDS SHARES.

  6.1 Issuance. The Reynolds Shares may be newly issued or treasury shares, at Reynolds' election, provided that Reynolds will comply with the following provisions of this Section 6. In any event, all of the Reynolds Shares (including the Post-closing Shares) will be duly and validly authorized and issued, fully paid and nonassessable and, not later than 60 days after the date issued pursuant to this Agreement, covered by an effective listing application with the New York Stock Exchange.

  6.2 Exemptions. Seller acknowledges that the parties intend that (a) the issuance of Reynolds Shares (including the Post-closing Shares) pursuant to
Section 5.1 and the distribution of the Reynolds Shares to Shareholders upon the required dissolution of Seller pursuant to Section 13.2, and (b) each issuance of the Post-closing Shares, if any, pursuant to Section 5.1(b) shall qualify as exempt transactions under (a) Section 4(2) of the Securities Act of 1933, as amended, and (b) applicable state securities laws (collectively, the "EXEMPTIONS"). All certificates for the Reynolds Shares shall bear the legends restricting the sale, transfer or disposition of the Reynolds Shares necessary to assure compliance with the Exemptions. Such restrictions shall be removed as soon as the applicable listing application(s) and registration statement(s) contemplated by this Section 6 become effective.

  6.3  Securities Filings.  Reynolds shall, at its expense, and within sixty
(60) days following the date any Reynolds Shares (including the Post-closing Shares) are issued pursuant to this Agreement, prepare and file with the Securities and Exchange Commission a registration statement and any amendments (including post-effective amendments thereto or supplements to any prospectus contained therein), relating to the resale of the Reynolds Shares and will use its best efforts to cause such registration statement and prospectus to become and remain effective for a period of not less than three (3) years from the applicable issue date.

  6.4 Cooperation. Seller and Shareholders will cooperate with Reynolds and provide such information in connection with any registration statement, report of sale or other document reasonably required by Reynolds in the performance of its obligations under Sections 5 and 6 of this Agreement.

7. INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each Shareholder severally represents and warrants to Reynolds as follows:

  7.1 Power and Capacity. Shareholder has the power and authority to execute and consummate this Agreement. This Agreement and each other agreement contemplated hereby which is executed by Shareholder constitute the valid and legally binding obligations of Shareholder, enforceable in accordance with their terms, except that enforceability may be limited by applicable equitable principles or bankruptcy, insolvency, or similar laws affecting the enforcement of creditors rights generally.

  7.2 No Conflict with Other Agreements or Laws. The execution and consummation by Shareholder of this Agreement and each other agreement contemplated hereby which is executed by Shareholder will not (a) violate the terms of any agreement, instrument, judgment or decree to which Shareholder is a party or by which Shareholder or any of Shareholder's properties is bound,
(b) be in conflict with, or result in a breach of or constitute (with giving of notice or lapse of time or both) a default under any such agreement, instrument, judgment or decree, or (c) violate any applicable federal, state, local or foreign law, regulation or order, where the consequences of such violation, conflict, breach or default, alone or in the aggregate, would have a material adverse effect on the Business, the Acquired Assets or the Assumed Liabilities.

8. REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS. Seller and Shareholders jointly and severally represent and warrant to Reynolds as follows:

  8.1 Corporate Action. Seller has taken all action required by its Articles of Incorporation and Bylaws or otherwise to authorize the execution and consummation of this Agreement and the other agreements, documents or instruments to be executed by Seller pursuant to this Agreement (collectively, the "SELLER AGREEMENTS"). The Seller Agreements will constitute the valid and legally binding obligations of Seller, enforceable in accordance with their terms, except that enforceability may be limited by applicable equitable principles or bankruptcy, insolvency, or similar laws affecting the enforcement of creditors rights generally.

  8.2 No Conflict With Other Agreements or Laws. The execution and consummation by Seller of the Seller Agreements will not (a) violate the terms of Seller's Articles of Incorporation or Bylaws or any instrument, agreement, judgment or decree to which Seller is a party, or by which Seller or any of its properties is bound, (b) conflict with, result in a breach of or constitute (with giving of notice or lapse of time or both) a default under any such instrument, agreement, judgment or decree, except that Seller and the Shareholders make no representation or warranty that any of the Contracts are assignable to Reynolds, (c) result in the creation or imposition of any lien upon Seller or its properties or assets, or (d) violate any applicable federal, state, local or foreign law, regulation or order if the result of such violation, conflict, breach, default or lien would have a material adverse effect on Seller or the Business.

  8.3 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of Washington. Seller has full power and authority to carry on its business as it is now being conducted, to own and lease the properties and assets which it now owns or leases and to consummate the Seller Agreements. Complete and correct copies of Seller's Articles of Incorporation and Bylaws (including all amendments to either to date) are attached in Exhibit 8.3. Exhibit 8.3 contains a list of all persons other than the Shareholders who have stock options or other rights to acquire an interest in Seller.

  8.4 Interests in other Persons. Except as set forth in Exhibit 8.4, (a) Seller does not own (nor has Seller executed or participated in any negotiation involving any contract, commitment or letter of intent regarding) any shares or other securities of, or have any proprietary interest in, any other person, and (b) Seller does not control, and is not controlled by or under common control with any person.

  8.5  Financial Statements.

   (a) Attached as Exhibit 8.5(a) hereto are copies of (i) the 4/30/95 Balance Sheet and a profit and loss statement for Seller from August 1, 1994 to the close of business on April 30, 1995 (the 4/30/95 Balance Sheet and the profit and loss statement for such period shall be referred to herein as the "APRIL FINANCIAL STATEMENTS"), and (ii) Seller's balance sheet at February 28, 1995 and a profit and loss statement for Seller from August 1, 1994 to the close of business on February 28, 1995 (such balance sheet and profit and loss statement for such period shall be referred to herein as the "FEBRUARY FINANCIAL STATEMENTS"). Prior to the Closing Date the parties shall attach to Exhibit 8.5(a) copies of Seller's balance sheet at May 31, 1995 and a profit and loss statement for Seller from August 1, 1994 to the close of business on May 31, 1995 (such balance sheet and profit and loss statement for such period shall be referred to herein as the "MAY FINANCIAL STATEMENTS"). The May Financial Statements, the April Financial Statements and the February Financial Statements are collectively referred to as the "FINANCIAL STATEMENTS"). Except as set forth on Exhibit 8.5(a), the Financial Statements: (i) are correct and complete, (ii) fairly present the financial condition of Seller (with respect to the Acquired Assets and Assumed Liabilities) as of the respective dates thereof and the results of operation of Seller for such periods, (iii) were prepared in accordance with GAAP consistently applied, and (iv) disclose all material Assumed Liabilities of Seller, whether absolute, contingent, accrued, or otherwise. Except as disclosed in Exhibit 8.5(a), the Financial Statements do not contain any items of nonrecurring income or loss or other income or loss not earned or incurred in the ordinary course of business.

   (b) Except as disclosed in Exhibit 8.5(b) hereto and except for (i) the liabilities of Seller disclosed or reserved against in the 4/30/95 Balance Sheet, (ii) current liabilities incurred in the ordinary course of business since April 30, 1995, and (iii) executory obligations under contracts, agreements, leases, licenses, purchase orders, sales orders and commitments, to Seller's and Shareholders' knowledge, Seller has no material liability or obligation, whether accrued, absolute, contingent or otherwise.

   (c) Except as disclosed in Exhibit 8.5(c) hereto, to Seller's and Shareholders' knowledge, no default exists as to any of the material (either individually or in the aggregate) liabilities of Seller.

  8.6 Taxes.

  (a)  Definitions.  For purposes of this Agreement:

   (i) "TAXES" means all Federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "TAX" means any one of the foregoing Taxes.

   (ii) "RETURNS" means all returns, declarations, reports, statements, and other documents required to be filed in respect of Taxes, and the term "RETURN" means any one of the foregoing Returns.

   (iii) "CODE" means the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

  (b) Seller and Shareholders jointly and severally represent and warrant, except as disclosed in Exhibit 8.6, as follows:

   (i) All Returns required to be filed on or prior to the date hereof have been properly completed and filed on a timely basis and in correct form. As of the time of filing, all such Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, or other matters of the Seller or any other information required to be shown thereon. An extension of time within which to file any Return that has not been filed has not been requested or granted.

   (ii) With respect to all amounts in respect of Taxes imposed on the Seller or for which the Seller is or could be liable, whether to taxing authorities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by the Seller to taxing authorities or others on or before the date hereof have been paid.

   (iii) The representations and warranties set forth in Sections 8.6(b)(i) and 8.6(b)(ii) are not applicable to the extent that the Acquired Assets cannot be made subject to tax liens and Reynolds cannot be made liable for taxes relating to the matters constituting breaches of such representations and warranties.

   (iv) No liens exist for Taxes (other than for current Taxes not yet due and payable) on the Acquired Assets.

   (v) To Seller's and Shareholders' knowledge, none of the Acquired Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.

   (vi) None of the Acquired Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

   (vii) None of the Acquired Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

   (viii) Seller is not a person other than a United States person within the meaning of the Code.

   (ix) To Seller's and Shareholders' knowledge, the transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

   (x) Seller has not received any notice of assessment or proposed assessment with respect to the Taxes.

  8.7 Receivables. (a) Except as set forth on Exhibit 8.7 hereto, all of the Receivables have been generated in the ordinary course of business and, to Seller's and Shareholders' knowledge, represent valid debts due and owing to Seller. Except as set forth in Exhibit 8.7, to Seller's and Shareholders' knowledge, no Receivable is subject to any counterclaim or any right of setoff.
   (b) The Receivables will be collected in the aggregate recorded amounts thereof (less the amount of any reserve for doubtful accounts shown on the Closing Balance Sheet) on or before September 30, 1995.

  8.8 Insurance. Exhibit 8.8 contains a true and correct list of all policies of insurance maintained by Seller or covering any employees or assets of Seller. Except as set forth in Exhibit 8.8, there are no outstanding requirements or recommendations by any current insurer or underwriter with respect to the Acquired Assets or otherwise which requires or recommends changes in the conduct of the Business of, or requires any repairs or other work to be done with respect to any of the Acquired Assets.

  8.9  Absence of Changes.  Since February 28, 1995 and except as disclosed on
Exhibit 8.9 hereto and except for the transactions contemplated by the Seller Agreements, Seller has not (with respect to the Acquired Assets or Assumed Liabilities):

   (a) engaged in any activity other than in the ordinary course (as to both type and amount), including without limitation, the sale, transfer or conveyance of any assets, entering into any Contract, the borrowing of any amounts or the making of or committing to make any capital expenditures in an aggregate amount greater than $10,000;

   (b) suffered any material adverse change in the Business (including prospects, both customer and product or service), the Acquired Assets, the Assumed Liabilities, or Seller's financial condition, and no fact or condition exists, or to the Seller's and Shareholders' knowledge, has been threatened, which is reasonably likely to cause such a change in the future;

   (c) incurred or increased the amount subject to any lien, encumbrance or claim upon any of the Acquired Assets, except for any lien with respect to taxes not yet due and payable;

   (d) discharged or reduced any lien or encumbrance other than as required by its terms, paid any liability in an amount greater than $1,000 other than liabilities incurred in the ordinary course of business and paid in accordance with their terms, or delayed payment of any account payable or other liability of the Business in an amount greater than $1,000 beyond its due date;

   (e) incurred any default in any liability (accrued or otherwise) where the consequences of the default would, alone or in the aggregate, have a material adverse effect on the Business, the Acquired Assets or the Assumed Liabilities.;

   (f) made any change adverse to it in the terms of any agreement or instrument to which it is a party;

   (g) declared or made any distribution or other payment to its security holders, or issued any additional securities or redeemed, purchased or otherwise acquired any of its securities, or made any change in its capital structure;

   (h) paid any bonus to or granted any increase in the rates of pay or any increase in the pension, retirement or other benefits of its directors, officers or other employees;

   (i) incurred or agreed to incur any material indebtedness or liability or entered into any material (alone or in the aggregate) agreement, contract or commitment; or

   (j) granted any license or sublicense of any rights under or with respect to any Intellectual Property Intangibles except pursuant to customer contracts in the ordinary course of business.

  8.10 Personal Property.

   (a) Except for inventory, Exhibit 8.10(a) hereto sets forth a true and correct (in all material respects) list of all items of Personal Property owned by Seller and all furniture, fixtures, machinery, equipment, vehicles and other personal property leased by Seller pursuant to a capitalized lease.

   (b) Exhibit 8.10(b) hereto sets forth a true and correct (in all material respects) list of all items of furniture, fixtures, vehicles, machinery, equipment or other personal property leased by Seller pursuant to an operating lease.

   (c) Except as identified in Exhibit 8.10(c) and except for normal wear and tear, to Seller's and Shareholders' knowledge, each item of personal property required to be identified in Exhibit 8.10(a) or Exhibit 8.10(b) is in good condition and repair.

   (d) Seller's inventory is of a quantity and quality useable or saleable in the ordinary course of business.

  8.11 Real Property. Exhibit 8.11 hereto sets forth a true and correct list of all real property leased or used by Seller.

  8.12 Affiliates.

   (a) Except as set forth in Exhibit 8.12, no Shareholder, nor any affiliate (as defined in Rule 144 promulgated under the Securities Act of 1933; an "AFFILIATE") of any Shareholder owns, of record, or beneficially, any outstanding voting securities or other equity interests, or any other securities exchangeable, convertible or exercisable for or into, whether or not for any additional consideration, any voting securities or other equity interests, in any person (except the Seller) which is involved in or related to the Business.

   (b) Except as set forth in Exhibit 8.12, Seller is not indebted to any current or former shareholder, Affiliate of any shareholder, or to any director, officer, employee, contractor or agent of Seller except for amounts due as normal salaries, wages, commissions, benefits or reimbursement of ordinary current business expenses, and no current or former shareholder, Affiliate of any shareholder or director, officer, employee, contractor or agent of Seller is indebted to Seller except for ordinary business expense advances.

   (c) Except as set forth in Exhibit 8.12, Seller has not performed (and is not obligated to perform and has not proposed to perform in the future) any service (whether or not Seller was or will be compensated therefor) for any person in which any current or former shareholder, Affiliate of any shareholder, or any director, officer, employee, contractor or agent of Seller has any equity or proprietary interest or any option to acquire the same.

  8.13 Litigation; Compliance with Laws, Etc. Except as set forth in Exhibit 8.13, there is no action, claim or investigation pending, or, to Seller's or Shareholders' knowledge, threatened, against Seller, nor is there any judgment of any court, governmental agency, instrumentality, or arbitration outstanding against Seller. Seller has not received any notice of any violation of any law, regulation or ordinance applicable to the Seller, its properties or assets (whether owned or leased) or the Business. Except as set forth in Exhibit 8.13, Seller and the Acquired Assets have complied with all applicable laws, regulations, covenants, restrictions and ordinances (including, without limitation, Environmental Laws, the Americans with Disabilities Act, laws relating to occupational health and safety, zoning and land use regulations and restrictions and the terms and conditions of those licenses, permits, approvals and authorizations which are required to be identified on Exhibit 8.15) where the consequences of failure to so comply would, alone or in the aggregate, have a material adverse effect on the Business, the Acquired Assets or the Assumed Liabilities.

  8.14 Labor Relations.  Except as set forth in Exhibit 8.14:

   (a) There are no material controversies pending between Seller and any of its current or former employees or contractors, nor, to Seller's or Shareholders' knowledge, are any such material controversies threatened;

   (b) Seller is not liable for any arrears of wages, commissions or benefits or taxes or any penalties for failure to timely pay any of the foregoing;

   (c) Seller is not a party to nor does it have any obligations under any written, oral or implied agreement with any person or party regarding the salary, commissions, rates of pay, benefits, or working conditions of any employees or contractors (other than those oral agreements regarding rates of pay set forth in Exhibit 8.14)and all of Seller's employees and contractors are terminable at will (to the extent Washington law permits the termination of employees "at will"); and

   (d) Seller has no policy or past practice and is not a party to any agreement relating to payment of any severance or similar benefit upon termination of employment or contractor relationship, and no employees or contractors of Seller will be entitled to any severance or similar benefit upon termination of employment as contemplated by Section 15.

  8.15 Licenses and Permits. Seller has obtained all licenses, permits and governmental authorizations from all appropriate federal, state, foreign and other public authorities necessary for the conduct of Seller's business, except where the failure to obtain such licenses, permits or authorizations would not, alone or in the aggregate, have a material adverse effect on the Business, the Acquired Assets or the Assumed Liabilities. Exhibit 8.15 sets forth a list of each such license, permit or authorization.

  8.16 Contract Matters. Except as disclosed in Exhibit 8.16 and except for the Contracts identified in Exhibit 1.2, Seller is not a party or subject to any contracts, commitments, agreements, leases, purchase orders, sales orders or licenses, which alone or in the aggregate are material to the Business, the Acquired Assets or the Assumed Liabilities. Except as set forth in Exhibit 8.16, as to Seller, all Contracts are in full force and effect and are valid and binding obligations enforceable against the parties thereto, except as may be limited by applicable equitable principles or bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally. Correct and complete copies of (a) all Contracts and (b) all agreements, leases, licenses, contracts, commitments, purchase orders and sales orders described in
Exhibit 8.16 (the items referred to in this Exhibit 8.16 are collectively referred to in this Agreement as the "EXCLUDED AGREEMENTS") have been delivered to Reynolds. Except as set forth in Exhibit 8.16, to Seller's and Shareholders' knowledge, Seller is not in default under and no condition exists with respect to Seller which, with notice or the passage of time, or both, would constitute a default by Seller under any of the Contracts. Except as may be set forth in the Contracts or in the Excluded Agreements, Seller is not subject to any agreement and has not made any commitment requiring Seller
(a) to obtain all or substantially all of its supply of any product or service from another person, (b) to maintain the confidentiality of any non-public information of another person, or (c) to refrain from competing or otherwise offering its services or products to any person or in any location. Seller is not subject to any agreement or commitment to deliver or provide any new, modified or enhanced product or service to any customer or to develop any new, modified or enhanced product or service.

  8.17 Title to Properties; Encumbrances. Seller has good and marketable title to all of the Acquired Assets, free and clear of any liens or encumbrances except (a) those items disclosed on Exhibit 8.17; and (b) liens for current personal and real property taxes assessed but not yet due and payable.

  8.18 Intellectual Property Intangibles.

   (a) The following items are completely and accurately (in all material respects) described more fully in Exhibit 8.18: all United States, common law and foreign patents, trademarks, trade names, service marks and copyrights and all software, databases and inventions, each as owned, licensed or used by Seller in connection with the Business.

   (b) As used in this Agreement, the term "INTELLECTUAL PROPERTY INTANGIBLES" shall mean (i) those items required to be disclosed by Section 8.18(a) (including all registrations, and, if applicable, goodwill related to those items) and (ii) any of the following assets of Seller owned or used in the Business: all mask works, trade secrets, know-how, formulations, trade dress, designs, drawings, logos, videos, technology, mailing lists, inventions, uses of ideas, software rights, registered, assumed or fictitious business names under which Seller is conducting the Business, confidential information, and industrial and commercial property, whether any of the foregoing items described in clause (i) or (ii) is owned, licensed or held for use, all without geographical limitation and including, without limitation, the right to infringement and other claims related thereto.

   (c) All agreements to which Seller is a party relating to Intellectual Property Intangibles, including without limitation research, development, programming or similar services in connection therewith, are identified in
Exhibit 1.2 or Exhibit 8.16.

   (d) Seller further represents and warrants, except as set forth in Exhibit 8.18, as follows:

                          (i)        All Intellectual Property Intangibles are
owned by or are licensed to Seller without limitation or encumbrance (except with respect to licensed Intellectual Property Intangibles as may be set forth in the applicable agreements identified in Exhibit 1.2 or Exhibit 8.16), and, to the extent applicable, in good standing and, to Seller's and Shareholder's knowledge, without any challenge.

                          (ii)       The trademarks identified in Exhibit 8.18
have been in continuous use since the date of their adoption by Seller and first use by Seller.

                          (iii)      All copyrights described in Exhibit 8.18
are original works of authorship of Seller or Seller has acquired all necessary rights thereto (for the purposes for which they are used) or Seller has a valid license to use the same.

                          (iv)       Any trademarks, service marks or trade
names which have been obtained by Seller through transfer or assignment include the associated goodwill.

                          (v)        To Seller's and Shareholders' knowledge,
except as set forth in Exhibit 8.18, no infringement or unlawful use of any of the Intellectual Property Intangibles or use of the same or similar item so as to create a likelihood of confusion has occurred.

                          (vi)       To Seller's and Shareholders' knowledge,
no infringement of any copyright, trade secret, trademark rights or patent of any other party has occurred or results from operation of the Business.

                          (vii)      No proceedings or claims are pending or,
to Seller's knowledge, threatened, with respect to the validity or ownership of the Intellectual Property Intangibles.

                          (viii)     No present or former employee, officer,
director, shareholder, agent or contractor of Seller has any ownership interest, direct or indirect, in any Intellectual Property Intangibles.

                 (e) Without in any way limiting the other representations and warranties contained in this Agreement or the application of the same to the Software (as defined below), Seller makes the following additional representations and warranties with respect to the software and databases identified in Exhibit 8.18 as owned by Seller (collectively, the "SOFTWARE"). Except as disclosed in Exhibit 8.18:

                          (i)        Seller has or will have by Closing
delivered to Reynolds complete, current copies of all user and technical documentation related to the Software. To Seller's and Shareholders' knowledge, the Software performs in all material respects in accordance with the documentation and other written material used in connection with the Software and is free from any material defects in programming and operation, is in machine-readable form, contains all current revisions of such Software, and includes all computer programs, materials, tapes, know-how, object and source codes related to the Software.

                          (ii)       Neither Seller nor any contractor or agent
(directly or through employees or subcontractors or sub-agents) thereof has developed or assisted in the enhancement of the Software or the development of any program or product based on the Software or any part thereof without assigning all of such person's rights and interest in the same to Seller pursuant to an agreement included in the Contracts.

                          (iii)      The Software was developed entirely by
employees of Seller during the time they were employees of Seller and the Software does not, to Seller's and Shareholder's knowledge, include (A) any inventions of the employees prior to the time they became employees of Seller or (B) any intellectual property of any previous employer of any such employee.

                          (iv)       No party other than Seller has any
interest in the Software. To Seller's and Shareholders' knowledge, Seller's development, use, license or exploitation of the Software does not violate any rights of any other person where the consequences of such violation could, alone or in the aggregate, have a material adverse effect on the Business, the Acquired Assets or the Assumed Liabilities. Except as provided in the Contracts or the Excluded Agreements, Seller does not have any obligation to compensate any person or entity for the development, use, license or exploitation of the Software. Except as contemplated by this Agreement and except as licensed or used by the customers under the Contracts or the Excluded Agreements, Seller has not granted any license, option or other rights to develop, use, sublicense, distribute or exploit in any manner the Software, regardless of whether requiring the payment of royalties. Seller acknowledges that all rights in the Software shall be vested in Reynolds from and after the Closing.

                          (v)        Seller has taken reasonable efforts to
keep secret the source code for the Software other than for disclosure to certain employees of, or independent contractors to, Seller in connection with their services to Seller.

         8.19    Employee Benefit Plans.

                 (a) Except as set forth in Exhibit 8.19, Seller has never been a party to or otherwise obligated under or in connection with any plans, policies, arrangements or contracts, whether written or oral, including, without limitation, employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") providing or relating to any retirement, profit sharing, stock bonus, stock option, incentive compensation, deferred compensation, fringe benefit or welfare benefit to or on behalf of employees or contractors or former employees or former contractors of Seller (including contracts or arrangements with third-party service providers). The items described in Exhibit 8.19 are collectively referred to as the "PLANS". Seller has provided Reynolds with true and complete copies of the Plans and all summary plan or other descriptions related to any of the Plans.

                 (b) Except as disclosed in Exhibit 8.19, the Plans (and the administration thereof) have at all times been in compliance with all applicable laws.

                 (c) Except as set forth in Exhibit 8.19, no person has asserted any claim under which Seller has any liability under any Plan (whether or not disclosed on Exhibit 8.19) maintained by the Seller or to which Seller is a party or may be bound, or covering or allegedly covering any employees of Seller or under any worker's compensation or similar law, which is not fully covered by insurance maintained with responsible insurers, paid out of a state fund (to which Seller has made all payments due prior to the date of this Agreement) or reserved for under the 4/30/95 Balance Sheet.

                 (d)  Except as otherwise required by COBRA or disclosed on
Exhibit 8.19, Seller does not provide benefits to retirees or former employees or contractors.

         8.20 Consents and Approvals. Except as set forth in Exhibit 8.20, to Seller's and Shareholders' knowledge, no waiver, consent or approval from or filing with any party (governmental or otherwise) is required to consummate the Seller Agreements.

         8.21    Customers and Suppliers.

                 (a) Seller has delivered to Reynolds a list of Seller's customers and complete copies of all associated Contracts. Except as identified on Exhibit 8.21, to Seller's and Shareholders' knowledge, none of such customers intends to reduce or has threatened to reduce materially its purchases from or business dealings with Seller whether by reason of the consummation of this Agreement or otherwise.

                 (b) Seller has delivered to Reynolds a list of Seller's suppliers. Except as identified on Exhibit 8.21, to Seller's and Shareholders' knowledge, none of such suppliers intends to alter or has threatened to alter materially the terms of supply to Seller whether by reason of the consummation of this Agreement or otherwise.

         8.22 Warranties. Except as may be set forth in the customer contracts delivered to Reynolds, there are no other express warranties or guaranties now in effect issued by Seller or outstanding with respect to the products or services of Seller.

         8.23 Bank Accounts. Exhibit 8.23 sets forth the name, location and account number of each bank, trust company, savings and loan association or other financial institution in which Seller has an account or safe deposit box and the names of the persons authorized to draw thereon or having access thereto.

         8.24 Books and Records. The Books and Records are correct and complete in all material respects with respect to the Acquired Assets and the Assumed Liabilities.

         8.25 Environmental Protection. Except as set forth on Exhibit 8.25, Seller has complied with all federal, state and local statutory and common laws, regulations or orders relating to pollution or protection of the environment, pollutants, contaminants, hazardous or toxic materials, wastes or nuisance (collectively, the "ENVIRONMENTAL LAWS") and no permits, licenses or authorizations are required in connection with such laws as a result of the ownership of Seller's assets or the operation of its business.

         8.26 Investment Intent. Seller and Shareholders acknowledge that the Reynolds Shares to be issued pursuant to Section 5 will be issued pursuant to the Exemptions, and that Reynolds is relying on the representations and warranties of Seller and Shareholders in this Section 8.26 as the basis for Reynolds' determination that the Exemptions are available. Accordingly, Seller and Shareholders jointly and severally represent and warrant that:

                 (a) they are acquiring the Reynolds Shares for investment purposes only and without a view to the resale thereof (if at all) before such time as such resale has been registered (or exemptions from registration perfected) under the Act and all applicable state securities laws, and they will not sell, encumber, dispose or otherwise transfer (collectively, "TRANSFER") any right or interest in the Reynolds Shares, except for the distribution of the Reynolds Shares to Shareholders upon dissolution of Seller or surrender of Reynolds Shares to Reynolds in satisfaction of a Closing Shares Adjustment Claim, unless such Transfer has been registered (or an exemption from registration has been perfected) under the Act and applicable state securities laws.

                 (b) Seller and Shareholders are experienced investors and are aware of the risks inherent in an investment in the Reynolds Shares.

                 (c) Seller and the Shareholders have had access to such information about Reynolds and its operations as they deem necessary to evaluate fully an investment in the Reynolds Shares and Seller and Shareholders are relying solely on the information provided by their advisors and information publicly available regarding Reynolds and its operations and not upon any statement of or information supplied by any employee, agent, contractor or representative of Reynolds.

                 (d) Seller is a Washington corporation. Shareholders are residents of the state of Washington.

         8.27 Disclosure. No representation or warranty by Seller contained in this Agreement, and no statement contained in any certificate, exhibit, list or other instrument furnished by the Seller to Reynolds pursuant to the provisions hereof contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statement contained herein or therein not misleading.

9. REPRESENTATIONS AND WARRANTIES OF REYNOLDS. Reynolds represents and warrants to Seller and Shareholders as follows:

         9.1 Corporate Action. Reynolds has taken all action required by its Articles of Incorporation or Code of Regulations or otherwise to authorize the execution and consummation of this Agreement and each other agreement, document or instrument to be executed by Reynolds pursuant to this Agreement (collectively, the "REYNOLDS AGREEMENTS"). The Reynolds Agreements constitute the valid and legally binding obligations of Reynolds enforceable in accordance with their terms, except that enforceability may be limited by applicable equitable principles or bankruptcy, insolvency, or similar laws affecting the enforcement of creditors rights generally.

         9.2 No Conflict With Other Agreements or Laws. The execution and consummation by Reynolds of the Reynolds Agreements will not (a) violate the terms of Reynolds' Articles of Incorporation, Bylaws or Code of Regulations or any instrument, agreement, judgment or decree to which Reynolds is a party, or by which Reynolds or any of its properties is bound, (b) be in conflict with, result in a breach of or constitute (with giving of notice or lapse of time or both) a default under any such instrument, agreement, judgment or decree, (c) result in the creation or imposition of any lien upon Reynolds or its properties or assets, or (d) violate any applicable federal, state, local or foreign law, regulation or order.

         9.3 Organization and Qualification. Reynolds is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Reynolds has full power and authority to carry on its business as it is now being conducted, to own and lease the properties and assets which it now owns or leases and to consummate the Reynolds Agreements. Reynolds is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the conduct of its business requires it to be so qualified as a foreign corporation.

         9.4 Disclosure. No representation or warranty by Reynolds contained in this Agreement, and no statement contained in any certificate, exhibit, list or other instrument furnished by Reynolds to Seller and Shareholders pursuant to the provisions hereof contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statement contained herein or therein not misleading.

10.      PRE-CLOSING COVENANTS.  The parties covenant and agree as follows:

         10.1 Conduct of Business Prior to Closing. Until the Closing, and unless Reynolds shall otherwise consent in writing, Seller shall take the following actions:

                 (a) operate the Business substantially as previously operated and only in the ordinary course, and use its best efforts to preserve intact Seller's goodwill, reputation, present business organization and relationships with persons having business dealings with it;

                 (b) maintain all personal property in good order and condition, reasonable wear and use excepted, and maintain all policies of insurance covering such properties in effect on the date hereof;

                 (c) pay Seller's accounts payable and attempt to collect the Receivables in a manner consistent with past business practices; and

                 (d) comply in all material respects with all laws applicable to the conduct of the Business.

         10.2 Notification of Material Adverse Changes. Between the date hereof and the Closing Date, Seller shall promptly notify Reynolds in writing of the occurrence of any of the matters described in Section 8.9.

         10.3 Other Transactions. Seller and the Shareholders shall deal exclusively and in good faith with Reynolds regarding the sale of the Acquired Assets, the capital stock of Seller or a merger involving Seller (a "SALE TRANSACTION") and will not, and will direct the Seller's officers, directors, financial advisors, accountants, agents and counsel not to, (i) solicit submission of offers from any person relating to a Sale Transaction, (ii) participate in any discussions or negotiations regarding, or furnish any nonpublic information to any person regarding any Sale Transaction by any person other than Reynolds, or (iii) enter into any agreement or understanding, whether oral or written, that would have the effect of preventing consummation of this Agreement. If Seller or Shareholders or their representatives or agents should receive any proposal for a Sale Transaction or any inquiry regarding such proposal from a third party, Seller will promptly so inform Reynolds.

         10.4 Consents, Waivers and Approvals. Seller shall obtain prior to the Closing all consents, waivers, approvals, and releases of liens or encumbrances necessary to effect the transactions contemplated herein, free and clear of any and all liens or encumbrances except those permitted encumbrances identified in Exhibit 10.4 (the "PERMITTED ENCUMBRANCES"). All such consents, waivers, releases and approvals will be in writing and in form and substance satisfactory to Reynolds.

         10.5 Supplemental Disclosure. The parties shall have the continuing obligation up to and including the Closing Date to supplement promptly or amend the Exhibits with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or listed in the Exhibits. For the purpose of the rights and obligations of the parties hereunder, any such supplemental disclosure shall be deemed to have been disclosed as of the date of this Agreement if the parties proceed with the Closing of the transactions contemplated herein following receipt of such supplemental or amended Exhibits.

         10.6 Additional Reports. Promptly after they become available, Seller will deliver to Reynolds copies of all management and control reports (including agings of accounts receivable, listings of accounts payable and inventory control reports) and financial statements routinely prepared by Seller.

         10.7 Conditions Precedent. The parties shall use their best efforts in good faith to satisfy the conditions set forth in Sections 11 and 12 hereof.

         10.8 Reynolds' Due Diligence. Seller and Shareholders shall give Reynolds and its counsel, accountants and other representatives full access during normal business hours to all of the books, records, files, documents, assets, properties, contracts, and commitments of Seller, provided that such examinations shall be conducted in such a manner so as not to disrupt the normal business operations of Seller, and Seller shall furnish Reynolds with such information concerning the affairs of Seller which Reynolds may reasonably request, so that Reynolds may have a full opportunity to verify the representations and warranties contained in this Agreement and to ascertain such other matters concerning the financial condition, operations, employees, business or prospects of Seller as Reynolds may deem necessary or appropriate. Seller shall deliver to Reynolds correct and complete copies of all documents referred to in the Exhibits.

11. CONDITIONS PRECEDENT TO OBLIGATIONS OF REYNOLDS. The obligation of Reynolds to consummate this Agreement shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by Reynolds in writing.

         11.1 Representations. The representations and warranties made by Seller and Shareholders in Sections 7 and 8 hereof shall be true and correct in all material respects on the Closing Date as though such representations and warranties had been made on such date and Seller and Shareholders shall deliver to Reynolds a certificate dated as of the Closing Date to the foregoing effect.

         11.2 Covenants. Seller and Shareholders shall have duly performed all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date, and Seller and Shareholders shall deliver to Reynolds a certificate dated as of the Closing Date to the foregoing effect.

         11.3 No Injunction, Etc. No proceeding, investigation, or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, or prohibit, or to obtain substantial damages in respect of this Agreement, or which is related to the Seller, Shareholders, the Acquired Assets, the Assumed Liabilities, or which arises out of the Business.

         11.4 Opinion of Counsel. An opinion of counsel for Seller shall have been delivered to Reynolds, dated as of the Closing Date, in form and substance reasonably satisfactory to Reynolds and its counsel and containing the opinions identified in Exhibit 11.4.

         11.5 Incumbency. Seller shall have delivered a certificate of incumbency executed by the president and secretary of Seller listing each officer, director of Seller and the persons authorized to execute the Seller Agreements.

         11.6 Consents, Waivers and Approvals. Reynolds shall have received a true and correct copy of each consent, waiver or approval required to be identified in Exhibit 8.20 hereto or otherwise described in Section 10.4.

         11.7    Absence of Material Adverse Changes.  Since February 28, 1995,
(a) Seller shall not have suffered any material adverse change in its financial condition, business or the Acquired Assets or Assumed Liabilities, and (b) Seller and Shareholders shall not have taken, omitted, permitted or suffered any transaction or event described in Section 8.9 hereof which is not described in Exhibit 8.9 hereto.

         11.8 Certified Resolutions. Seller shall have delivered to Reynolds a certificate executed by a duly authorized officer of Seller containing a true and correct copies of the resolutions duly adopted by the board of directors of Seller and the Shareholders approving and authorizing the Seller Agreements and their consummation. Such officer shall also certify that such resolutions have not been revoked or modified and remain in full force and effect.

         11.9 Confirmations. Reynolds shall have received pay-off letters with respect to all loans included in the Assumed Liabilities confirming the outstanding balances under those loans and the undertaking by the lenders to release all collateral therefor upon receipt of the balance and containing such other terms as Reynolds may reasonably request. Reynolds shall have received confirmations of the amounts due under such other Assumed Liabilities as Reynolds may request. Such pay-off letters and confirmations shall not require the payment of any pre-payment penalty or fee or require any other undertaking by any Reynolds Company.

         11.10 Title Assurances. Reynolds shall have received certified uniform commercial and judgment and tax lien searches from all applicable jurisdictions confirming title to Seller's assets as represented in Section 8.17.

         11.11 Basic Corporate Documents. Seller shall have delivered to Reynolds copies of the Seller's Articles of Incorporation, certified as of a date within 30 days prior thereto by the Secretary of State of Washington, Seller's Bylaws, certified as of such a date by Seller's Secretary, and certificates of good standing (long-form where available) or authority from the Secretary of State of Washington.

         11.12 Glenn Northrup. Seller shall have entered into and performed a comprehensive mutual release agreement with Glenn Northrup in a form reasonably satisfactory to Reynolds resolving all disputes between Seller and Glenn Northrup and terminating all contracts or agreements between the parties and any right of Mr. Northrup to acquire shares or any other interest in Seller.

         11.13 Employment Agreements. Each of Martin Rood, Peter Wilson and Wendy Colgan shall have executed an Employment and Non-competition Agreement in substantially the form of the applicable agreement in Exhibit 11.13 (collectively, the "EMPLOYMENT AGREEMENTS"). All remaining employees of the Business to whom Reynolds has offered and they have accepted full or part-time employment shall have executed Reynolds' standard form employee confidentiality agreements.

         11.14 Intellectual Property Intangibles. Seller shall have ceased to use in any manner the names "DISC" and "DealerNet" (and any derivatives thereof), and any other Intellectual Property Intangibles, except in connection with tax returns, filings with other governmental authorities and for similar purposes. Seller shall deliver to Reynolds a duly executed amendment to Seller's Articles of Incorporation to change Seller's corporate name (Seller acknowledges that it is Reynolds' intention to change its name immediately after Closing to a name incorporating "DISC", "DealerNet" or "Dealer Internet Services Corporation" or a derivative of one or more of the foregoing and Seller's name after the Closing shall not incorporate any of those names or derivatives thereof).

         11.15 Instruments of Transfer. Seller shall have executed and delivered to Reynolds on the Closing Date such bills of sale, endorsements, assignments and other instruments of transfer as are provided for herein, or as otherwise necessary to vest in Reynolds all of Seller's title and rights with respect to the Acquired Assets, free and clear of all liens or encumbrances (except the Permitted Encumbrances) provided Reynolds and its legal representatives shall undertake to prepare such instruments.

         11.16 Certificates. Seller shall have delivered to Reynolds all such certificates, dated as of the Closing Date, as Reynolds shall reasonably request to evidence the fulfillment by Seller, or other satisfaction as of the Closing Date, of the terms and conditions of this Agreement.

         11.17 Certain Assignments. Seller shall have delivered duly executed assignments from the persons identified in Exhibit 11.17 (such assignments shall be in a form satisfactory to Reynolds).

         11.18 Escrow Agreement. Seller, Shareholders and the Escrow Agent shall have executed the Escrow Agreement.

         11.19 May Financial Statements. Seller shall have delivered to Reynolds the May Financial Statements.

         11.20 Intentionally Omitted.

         11.21 Releases. Seller shall have delivered to Reynolds releases in a form satisfactory to Reynolds and executed by Jay Powers, Bob Hunter and Ed Scott in each case waiving any rights they may have to acquire any stock or other securities of Seller.

         11.22 Transaction Expense Confirmations. Seller shall have delivered to Reynolds written confirmations in the form of Exhibit 11.22 from those persons to whom the Transaction Expenses are owed confirming the amount of the obligation and containing a release of Reynolds effective upon payment of such obligation in full.

         11.23 Severance Agreements. Seller shall have delivered severance agreements (in a form satisfactory to Reynolds) executed by those employees of Seller who have not been offered employment by Reynolds (other than Tom Hawn and Ed Scott).

         11.24 Trademark License.    Seller shall have executed and delivered a
trademark license in the form of the attached Exhibit 11.24.

12. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND THE SHAREHOLDERS. The obligation of Seller and the Shareholders to consummate this Agreement shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by Seller and Shareholders in writing.

         12.1 Representations. The representations and warranties made by Reynolds in Section 9 hereof shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date and Reynolds shall deliver to Seller and Shareholders a certificate dated as of the Closing Date to the foregoing effect for Reynolds.

         12.2 Covenants. Reynolds shall have duly performed all of the covenants, acts or undertakings to be performed by it on or before the Closing Date, and Reynolds shall deliver to Seller and Shareholders certificates dated as of the Closing Date to the foregoing effect.

         12.3 Certified Resolutions. Reynolds Company shall have delivered to Seller and Shareholders certificates executed by duly authorized officers and containing true and correct copy of resolutions duly adopted by Reynolds' Board of Directors approving and authorizing the issuance of the Reynolds Shares and the obligations of Reynolds with respect to registration of the resale thereof pursuant to Section 6 of this Agreement. Such officers shall also certify that such resolutions have not been revoked or modified and remain in full force and effect.

         12.4 Opinion of Counsel. An opinion of counsel for Reynolds shall have been delivered to Seller and Shareholders, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller and its counsel, and containing the opinions identified in Exhibit 12.4.

         12.5 No Injunction, Etc. No proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, or prohibit, or to obtain substantial damages in respect of this Agreement.

         12.6 Consents, Waivers and Approvals. Seller and Shareholders shall have received a true and correct copy of each consent, waiver or approval obtained by either Reynolds Company and required for its execution and consummation of this Agreement.

         12.7 Incumbency. Each Reynolds Company shall have delivered a certificate of incumbency executed by its president or a vice president and the secretary or an assistant secretary listing the persons authorized to execute the Reynolds Agreements and, with respect to Reynolds, confirming that no further action by or approval of the board of directors or shareholders of Reynolds is required under Reynolds' Articles of Incorporation or Code of Regulations as a condition to the validity and binding effect of the Reynolds Agreements on Reynolds.

         12.8 Employment Agreements. Reynolds shall have executed an Employment Agreements.

         12.9    Escrow Agreement.   Reynolds and Escrow Agent shall have
executed the Escrow Agreement.

         12.10 Assumption Agreement. Reynolds shall have executed an assumption agreement with respect to the Assumed Liabilities in form and substance reasonably satisfactory to Seller and the Shareholders.

         12.11 Certificates. Reynolds shall have delivered to Seller all such certificates, dated as of the Closing Date, as the Seller shall reasonably request to evidence the fulfillment by Reynolds, or other satisfaction as of the Closing Date, of the terms and conditions of this Agreement.

13.      MUTUAL COVENANTS.

         13.1    General.   Each of the parties hereto shall refrain
from taking any action which would render any representation or warranty contained in Sections 7, 8 or 9 of this Agreement inaccurate as of the Closing Date. Each party shall promptly notify the other of any action or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Each party shall take such further action as may reasonably be requested by another party to evidence the consummation of this Agreement.

         13.2    Tax Matters.   The parties will file their respective income
tax returns on the basis that this transaction qualifies as a "reorganization" under Section 368(a) of the Code. The parties will not take a tax return position inconsistent with the foregoing tax return positions unless such inconsistent position shall arise out of or through an audit of such returns by the Internal Revenue Service or other taxing authority. Seller and Shareholders shall cooperate with Reynolds to identify the target tax attributes and tax basis information and shall provide Reynolds with all relevant records related thereto. Shareholders will cause Seller to be dissolved and completely liquidated prior to the first anniversary of the Closing Date.

14.      CLOSING.

         14.1 Time and Place. The closing (the "CLOSING") shall be held at the Embassy Suites, Lynnwood, Washington on June 15, 1995, at 3:00 p.m., or at such other place or time or on such other date as the parties hereto may mutually agree. For purposes of this Agreement, the "CLOSING DATE" shall be June 15, 1995.

         14.2 Transactions at the Closing. At the Closing, each of the following transactions shall occur:

                 (a) Seller and Shareholders shall deliver to Reynolds the following:

                          (i)  the certificates, opinion, agreements,
instruments and documents required of Seller and/or the Shareholders described in Sections 11;

                         (ii)  copies of the consents, waivers and approvals
described in Section 10.4;

                         (iii) the updated Exhibits required by Section 10.5;
and

                         (iv)  such other evidence of the performance of
all covenants and satisfaction of all conditions required of the Seller and Shareholders by this Agreement, at or prior to the Closing, as Reynolds or its counsel may reasonably require.

                 (b) Reynolds shall deliver to Seller, Shareholders, or Escrow Agent, as applicable, the following:

                          (i)  certificates for the Closing Shares
required under Section 5.1 shall be delivered to Seller and Escrow Agent;

                          (ii) the certificates, opinion, agreements and
documents required of Reynolds described in Section 12;

                          (iii) copies of the consents, waivers and approvals
described in Section 12.6;

                          (iv)  a certificate of good standing of Reynolds
from the Secretary of State of Ohio as of the most recent practicable date; and

                          (v)   such other evidence of the performance of
all the covenants and satisfaction of all of the conditions required of Reynolds by this Agreement, at or before the Closing, as Seller and Shareholders or their counsel may reasonably require.

         14.3 Default at Closing. If Seller or Reynolds shall fail or refuse to consummate the transactions set forth in this Agreement on or prior to the Closing Date, and if the other of Seller or Reynolds shall not then be in material breach under terms of this Agreement, all other conditions to the Closing shall have been satisfied and such other party shall stand ready, willing and able to make tender of its deliveries required under Section 14.2, then, in addition to any other remedies available to such other party, that other party may invoke any equitable remedies to cause the consummation of the transactions set forth in this Agreement, including, without limitation, an action or suit for specific performance.

15. EMPLOYEES OF SELLER. From the date hereof to the Closing, Seller will use its best efforts to maintain its existing relations with its employees and not to alter current personnel policies and practices. As of the Closing Date, Seller shall permit Reynolds to offer employment to and to hire some or all of Seller's employees, and, as of the Closing Date, Seller terminate all of its employees who have accepted employment with Reynolds; provided, however, that this Agreement shall not be construed as an obligation of Reynolds to hire or engage any of Seller's former employees or contractors or to offer any specific terms, benefits or compensation (this sentence shall not affect Reynolds' obligations under the Employment Agreements [as defined in Section 11.13]).
For a period of up to 60 days after the Closing, Seller (and/or CMI) will retain Ed Scott and Tom Hawn as employees, and Seller will make those employees available to Reynolds to assist in the transition of the Business. Reynolds shall reimburse Seller and CMI for a pro rata portion of the compensation and benefits payable to such employees based upon the compensation and benefits payable to such employees by Seller as of the Closing Date.

16. SURVIVAL. All statements contained in the Seller Agreements or the Reynolds Agreements, as the case may be, shall be deemed representations and warranties hereunder by Seller, Shareholders or Reynolds, as the case may be. Except as provided in this Section 16, all representations, warranties and covenants made by Seller, Shareholders or Reynolds in the Seller Agreements or the Reynolds Agreements, as applicable, shall survive until the third (3rd) anniversary of the Closing Date. The representations and warranties of Seller and Shareholders in Section 8.6 shall survive until 30 days after expiration of the applicable statutes of limitation and the representations and warranties in Sections 7, 8.17, 9.1, 9.2 and 9.3 shall survive forever. No claim for breach of a representation or warranty (including an Indemnification Claim as defined in Section 19) may be brought by any person unless written notice of such claim (containing such information as the notifying party shall have about such claim) shall have been given on or prior to the last day of the applicable survival period in this Section 16 (in which event each representation and warranty with respect to any asserted claim shall survive until such claim is finally resolved and all obligations with respect thereto are fully satisfied).

17. TERMINATION. This Agreement may be terminated, and the transactions contemplated herein abandoned (a) by the mutual written consent of Seller and Reynolds; (b) by either Seller or Reynolds upon the failure of the other to comply substantially with its conditions precedent to Closing and other obligations set forth herein on or before the Closing Date; or (c) automatically at 5:00 p.m. Dayton, Ohio time on June 30, 1995, if the Closing has not been completed by that time. Termination pursuant to this Section shall relieve the parties of their obligations hereunder with each party responsible for its own, fees, costs and expenses.

18. COLLECTION OF RECEIVABLES. After the Closing, Reynolds shall attempt to collect the Receivables in the same manner as Reynolds attempts to collect its other receivables; provided, that Reynolds shall not be required to pursue collection through third parties or to litigation, and, provided further, that Reynolds will not write-off any Receivable as uncollectible prior to September 30, 1995 without the prior approval of Marty Rood. Unless otherwise specifically directed by the customer, all amounts received from a customer shall be applied to outstanding invoices in chronological order. In the event any Receivables remain uncollected at September 30, 1995 and Reynolds is indemnified for the corresponding breach of Section 8.7(b), upon receipt of payment in full of such indemnification, Reynolds shall assign to Seller all of Reynolds' rights in the uncollected Receivables and any related claims against the account debtors.

19.      INDEMNIFICATION.

         19.1 Losses. For purposes of this Section 19, "LOSSES" shall mean all damages, losses, costs, expenses (including attorneys' fees), interest, penalties, charges and liabilities.

         19.2 Indemnification by Seller and Shareholders. Seller and Shareholders jointly and severally agree to indemnify, defend and hold harmless Reynolds from and against any Loss incurred by Reynolds related to or arising out of (a) the breach of any of the warranties, representations, covenants or agreements of Seller or Shareholders in the Seller Agreements, or (b) any Excluded Liability or Excluded Asset.

         19.3 Indemnification by Reynolds. Reynolds agrees to indemnify, defend and hold harmless Seller and Shareholders from and against any Loss incurred by any of them related to or arising out of (a) the breach of any of the warranties, representations, covenants or agreements of Reynolds in the Reynolds Agreements, or (b) any Acquired Asset or Assumed Liability.

         19.4 Procedures for Indemnification. "INDEMNITOR" shall mean the party against whom indemnity is sought, and "INDEMNITEE" shall mean the party seeking indemnification.

                 (a) A claim for indemnification hereunder ("INDEMNIFICATION CLAIM") shall be made by Indemnitee by delivery of a written declaration to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim (as defined in Section 19.5 hereof), containing such other information as Indemnitee shall have concerning such Third Party Claim.

                 (b) If the Indemnification Claim involves a Third Party Claim the procedures set forth in Section 19.5 hereof shall be observed by Indemnitee and Indemnitor.

                 (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have thirty (30) days to object to such Indemnification Claim by delivery of a written notice of such objection to Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim shall be paid in accordance with
Section 19.4(d). If any objection is timely interposed by the Indemnitor and the dispute is not resolved within thirty (30) days from the date Indemnitee receives such objection, such dispute will be resolved as provided in Section
21.13 of this Agreement.

                 (d)      Upon determination of the amount of an
Indemnification Claim (including a Third Party Claim), whether by agreement between Indemnitor and Indemnitee, by an arbitration award or otherwise, Indemnitor shall pay the amount of such Indemnification Claim within thirty
(30) days of the date such amount is determined.

         19.5    Defense of Third Party Claims.

                 (a) Should any claim be made, or suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted against Indemnitee which, if prosecuted successfully, would be a matter for which Indemnitee is entitled to indemnification under this Agreement (a "THIRD PARTY CLAIM"), the obligations and liabilities of the parties with respect to such Third Party Claim shall be subject to the following terms and conditions.

                 (b) Within a reasonable time (i.e., such time as will not prejudice the contest, defense, litigation, or settlement of a Third Party Claim) following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall (i) notify the other party of its existence setting forth in writing and with reasonable specificity the facts and circumstances of which such party has received notice, and (ii) if the party giving such notice is an Indemnitee, specifying in writing the basis hereunder upon which the Indemnitee's claim for indemnification is asserted and tendering defense of the Third Party Claim to Indemnitor. If the defense of a Third Party Claim is so tendered and within ten (10) days thereafter such tender is accepted without qualification by the Indemnitor as evidenced by written notice to Indemnitee, then, except as hereinafter provided, the Indemnitee shall not, and the Indemnitor shall, have the right to contest, defend, litigate and settle such Third Party Claim. The Indemnitee shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnitor, provided that the Indemnitee shall be entitled to reimbursement therefor if the Indemnitor shall lose its right to contest, defend, litigation and settle the Third Party Claim as herein provided. The Indemnitor shall lose its right to contest, defend, litigate and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim (except in connection with a settlement thereof in accordance with the terms hereof). So long as the Indemnitor has not lost its right to defend, contest, litigate and settle as herein provided, the Indemnitor shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and with the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten
(10) days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnitee (which notice shall specify the proposed items of settlement). All expenses (including without limitation attorneys' fees) incurred by the Indemnitor in connection with the foregoing shall be paid by the Indemnitor. No failure by an Indemnitor to acknowledge in writing its indemnification obligations under this Section 19 shall relieve it of such obligations to the extent they exist. If an Indemnitee is entitled to indemnification against a Third Party Claim, and the Indemnitor fails to accept or assume the defense of a Third Party Claim pursuant to clause (i) or clause
(ii) of this Section 19.5(a), or if, in accordance with the foregoing, the Indemnitor shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnitee shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may, in its discretion exercised in good faith, and with the advice of counsel, settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnitor. If, pursuant to this Section 19.5, the Indemnitee so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnitee shall be reimbursed by the Indemnitor for the reasonable attorneys' fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnitor of itemized bills for such attorneys' fees and other expenses.

         19.6    Limitations.

                 (a) All notices of Loss must be delivered to the Indemnitor prior to expiration of the applicable periods for the warranties and representations as set forth in Section 16 hereof.

                 (b) Notwithstanding anything to the contrary herein, except for the obligations (the "EXEMPT INDEMNIFICATION OBLIGATIONS") under (i)
Section 19.2(a) with respect to Excluded Liabilities and breaches of the representations and warranties of Seller or the Shareholders contained in Sections 8.6, 8.7(b) and 8.17 and (ii) Section 19.3(a) with respect to Assumed Liabilities and breaches of the representations and warranties of Reynolds contained in Section 9, neither Seller and Shareholders nor Reynolds, as an Indemnitor, shall have any obligation until the aggregate of all Losses payable by the Indemnitor to the Indemnitee exceeds $10,000 (the "FLOOR"). Upon the aggregate of all Losses payable by the Indemnitor (except the Exempt Indemnification Obligations) exceeding the Floor, Seller and Shareholders or Reynolds, as applicable, shall be liable to the Indemnitee on a dollar-for-dollar basis, for the amount above the Floor.

                 (c) With respect to Losses payable in respect of Exempt Indemnification Obligations, Seller and Shareholders, or Reynolds, as applicable, shall be liable for all such Losses from the first dollar in any event.

                 (d)      The payment of any Indemnification Claim pursuant to
Section 19 hereunder shall constitute an additional adjustment to the Closing Shares under Section 5.

                 (e) A Closing Shares Adjustment Claim shall not be an Indemnification Claim and shall not be subject to the Floor.

                 (f) Subject to Section 22.2, in the event the aggregate amount payable by Seller and the Shareholders under Section 19.2 exceeds the balance of the Escrow Fund, Seller and the Shareholders shall remain jointly and severally liable for the unpaid amount in excess of the balance of the Escrow Fund.

                 (g) The remedies provided in this Section 19 are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any party may have for breach of any representation, warranty, covenant or agreement set forth in the Seller Agreements or the Reynolds Agreements, as applicable.

20.      TRANSACTION EXPENSES.

         20.1 Brokers. Seller, Shareholders and Reynolds each represent and warrant to the other that no broker or finder has acted for it or them in connection with this Agreement.

         20.2 Expenses. Except as provided in Section 3.3, all expenses incurred by the parties in connection with or related to the authorization, preparation, negotiation and consummation of this Agreement and the agreements, documents or instruments contemplated hereby shall be borne solely by the party which has incurred the same.

21.      MISCELLANEOUS.

         21.1 Accounting Records. From and after the Closing Date, Seller and the Shareholders and their representatives shall have reasonable access to all of the Books and Records for the period prior to the Closing Date, but only to the extent that such access may reasonably be required by such persons in connection with matters relating to or affected by the operations of Seller prior to the Closing Date. Such access shall be afforded by Reynolds upon receipt of reasonable advance notice and during normal business hours. From and after the Closing Date, Reynolds and its representatives shall have reasonable access to all of the books and records of the Business for the period prior to the Closing Date which are retained by Seller, but only to the extent that such access may reasonably be required by such persons in connection with matters relating to or affected by the operations of Seller prior to the Closing Date. Such access shall be afforded by Reynolds upon receipt of reasonable advance notice and during normal business hours.

         21.2 Notice. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given and received (a) on the date of delivery when delivered by hand or when transmitted by confirmed simultaneous telecopy, (b) on the following business day when sent by receipted overnight courier, or (c) five (5) business days after deposit in the United States Mail when mailed by registered or certified mail, return receipt requested, first class postage prepaid, as follows:

                 (a)      If to Seller to:

                          Dealer Internet Services Corporation
                          21000 Highway 99
                          P. O. Box 5908
                          Lynnwood, WA 98046-5908
                          Fax: (206) 774-8988

                 (b)      If to either Shareholder to the applicable address:

                          Martin S. Rood
                          15562 Lake Shore Boulevard N.E.
                          Seattle, WA 98155
                          Fax:       (206) 364-6307

                          Peter M. Wilson
                          19331 2nd Avenue N.W.
                          Seattle, WA 98177
                          Fax:       (206) 542-7552

                 (c)  If to Reynolds to:

                          The Reynolds and Reynolds Company
                          800 Germantown Street
                          Dayton, Ohio  45407
                          ATTN: Vice President, Information Systems Group, Automotive Systems Division
                          Fax: (513) 443-2029

                          With a copy to:

                          The Reynolds and Reynolds Company
                          Divisional General Counsel
                          800 Germantown Street
                          Dayton, Ohio  45407
                          Fax: (513) 443-2094

Any party may change the address to which notices are to be sent to it by giving written notice of such change of address to the other parties in the manner above provided for giving notice.

         21.3     Assignment; Binding Effect.  Except as contemplated by
Section 22.1 with respect to Seller and the Shareholders, this Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto. This Agreement shall be binding upon the parties hereto and their respective permitted successors, assigns and transferees.

         21.4 Headings; Exhibits and Schedules. The Section, Subsection and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement. The Exhibits and Schedules attached hereto are a material part of this Agreement and are incorporated herein by this reference.

         21.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto.

         21.6 Integration of Agreement. This Agreement supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereunder. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented or terminated orally, but only by an agreement in writing signed by the party against which the enforcement of such change, waiver, discharge or termination is sought.

         21.7     Time of Essence.  Time is of the essence in this Agreement.

         21.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Washington.

         21.9 Disclosure. Reynolds, Seller and Shareholders each agree not to issue any press release or make any public announcement or other disclosure to competitors, customers, employees or any other person (except to employees and agents on a need-to-know basis in order to complete transactions and who agree to bound hereby) concerning this Agreement except as required by law or with the advance written approval of the other party, which approval shall not be unreasonably withheld.

         21.10 Partial Illegality or Unenforceability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be illegal or unenforceable in any respect, such illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

         21.11 Singular or Plural. All defined terms used herein shall have the same meaning, whether used in the singular or plural form, unless the context clearly requires otherwise.

         21.12 Effect of Investigation. Any inspection, preparation or compilation of information or Exhibits or audit of the inventories, properties, financial condition or other matters relating to the Seller, the Acquired Assets, the Assumed Liabilities or the Business conducted by or on behalf of Reynolds pursuant to this Agreement shall in no way limit, affect or impair the ability of Reynolds to rely upon the representations, warranties, covenants and agreements of Seller and Shareholders set forth herein.

         21.13 Arbitration.

               (a) Any controversy, dispute or claim arising out of or relating to this Agreement shall be submitted to a single arbitrator in accordance with the commercial rules of the American Arbitration Association ("AAA"), and each party will be bound by such arbitrator's award or determination.

               (b) If the parties have not agreed within thirty (30) days after service of a demand upon the single arbitrator to whom the controversy, dispute or claim will be submitted, then such arbitrator, who shall not be from the Dayton, Ohio or Seattle, Washington metropolitan areas, shall be appointed by the AAA. The provisions of the Federal Rules of Civil Procedure which provide for discovery shall be applicable to any such arbitration. The parties agree that such discovery must be completed within six (6) months after the claim has been filed with the AAA and service on the other party effected.

               (c) Any arbitration proceedings will be conducted in San Francisco, California unless the parties otherwise agree.

               (d) The parties agree to be bound by the decision of the arbitrator and the decision thereof to be entered into any appropriate court or other jurisdiction. Unless otherwise provided in this Agreement, the prevailing party in the arbitration shall be promptly reimbursed for its reasonable costs and fees (including attorneys' fees) incurred in connection with the arbitration and shall not be responsible for the costs of arbitration.

         21.14 "Knowledge." For purposes of this Agreement, "to Seller's knowledge" or "to Seller's and Shareholders' knowledge" shall mean the actual knowledge of the officers, directors and Shareholders of Seller after due inquiry into the subject matter.

         21.15 "Person." The term "person" shall be broadly interpreted to include, without limitation, any corporation, partnership, association, limited liability company, other association, trust or individual.

         21.16 "Best Efforts." The use of the term "best efforts" herein shall in no event require any party to (a) expend funds which are not commercially reasonable in relation to the transactions contemplated hereby or (b) take, or cause to be taken, any action which would have a material adverse effect with respect to it.

         21.17 "Including." Whenever the term "including" is used in this Agreement, it shall mean "including, without limitation," (whether or not such language is specifically set forth) and shall not be deemed to limit the range of possibilities of those items specifically enumerated.

         21.18 "Ordinary Course of Business." "Ordinary course of business" means consistent with past custom and practice (including with respect to quantity and frequency).

22.      SELLER'S OBLIGATIONS; SHAREHOLDERS' LIMITATION OF LIABILITY.

         22.1 Shareholders' Guaranty. Shareholders hereby jointly and severally guarantee the prompt performance by Seller of its obligations under this Agreement. This guaranty is one of payment, not collection. Upon the dissolution and liquidation of Seller as contemplated by this Agreement, Shareholders shall automatically and without further action assume all obligations of the Seller hereunder and shall receive all rights and benefits of Seller hereunder; provided, however, that Section 23 shall not apply to the Shareholders and they shall be subject to the corresponding provisions of their respective Employment Agreements.

         22.2 Limitation. Notwithstanding anything to the contrary contained herein, the cumulative liability of each of the Shareholders under all of the provisions of this Agreement, including, without limitation, Sections 7, 8, 10, 11, 13-17, 19, 21.13, 22.1 and 26, shall be limited to the pro rata portion (i.e., 95% or 5%, as applicable) of the dollar value of the Reynolds

Shares (including, without limitation, Post-closing Shares), previously delivered to Seller (or, upon dissolution of Seller, its successors) or Escrow Agent, including a pro rata portion of all Reynolds Shares deliverable to Seller but for the exercise by Reynolds of its right of set- off under Section 5 of Exhibit 5.2 (it being the intention of the parties that inclusion of such Reynolds Shares shall not result in a double counting) and the reduction required by Section 8 of Exhibit 5.2. The "dollar value" shall be determined by using the Base Price for the Closing Shares and the Escrow Shares and the applicable "Current Base Price" (as defined in Exhibit 5.2) for all Post-closing Shares. In the event the preceding limitation applies and, subsequent to that event, additional Post-closing Shares become deliverable to Seller or its successors (or subject to such right of set-off), the limitation shall be increased to reflect such additional Post-closing Shares. In the event the preceding limitation applies, Reynolds waives all claims against the Shareholders for amounts otherwise due under this Agreement in excess of the foregoing limitation.

23.      COVENANT NOT TO COMPETE.

         23.1 Covenant Not to Compete. Seller covenants and agrees that, prior to the first (1st) anniversary of the Closing Date, Seller shall not, either directly or indirectly, compete with any Reynolds Company in the Subject Business in the world.

         23.2    Definitions.  The following definitions shall apply to this
Section 23:

                 (a) "COMPETE" shall mean: (i) calling on, soliciting or accepting as a client or customer, any person that on the applicable date is presently or was a client or customer of the Business during the twelve (12) month period prior to the applicable date; (ii) entering into, or attempting to enter into, the Subject Business, either alone or in conjunction with any person; or (iii) hiring or attempting to hire, for Seller's or another person's behalf, any employees of the Business as of the Closing Date or at any time during the duration of the covenant in Section 23.1.

                 (b) "DIRECT OR INDIRECT" competition shall include (i) acting (directly through Seller or indirectly through its employees, agents or contractors), with respect to the Subject Business, as an agent, representative, consultant, officer, director, independent contractor or employee of any person that is engaged in the Subject Business or engaging on Seller's own behalf in the Subject Business, or (ii) participating in any such competing person as an owner, partner, limited partner, joint venturer, creditor, stockholder, or member. "Direct" or "indirect" competition shall not include the ownership of voting securities or other equity interest representing less than 5% (collectively among Seller, Shareholders, and their Affiliates) of the voting power of an entity.

                 (c) "SUBJECT BUSINESS" shall mean those businesses in which Reynolds (for this purpose only Reynolds shall include all subsidiaries of Reynolds) is engaged at any time during the duration of the covenant in
Section 23.1. "Subject Business" shall include all potential applications of any particular business in which Reynolds is so engaged to persons engaged in any of the following: (a) the manufacture, sale, service, repair, rental, lease or other transfer or the location of automobiles, trucks, motorcycles, recreational vehicles, marine vessels or equipment or farm implements of any kind or parts of any of the foregoing or the after-market for parts for any of the foregoing, (b) the provision of medical, dental, nursing, chiropractic or psychiatric care or services or location of such services or the distribution or provision of pharmaceutical products of any kind or the location of such products or the after-market for those products or services, (c) the provision or location of financial services (including loans, leases, appraisals and credit analysis and/or reporting) or investment services, or (d) the provision or location of insurance services.

                 For example, if Reynolds is engaged in a particular computer service for new vehicle dealers that could similarly be applied to physicians but is not so applied during the Term, the Subject Business would include not only that service for new vehicle dealers but that same service for physicians.

         23.3 Equitable Relief. Seller acknowledges that a breach of any provision of this Section 23 cannot be compensated adequately by damages in an action at law, and that such a breach would cause Reynolds irreparable harm. Seller agrees that Reynolds shall be entitled to temporary and permanent injunctive and other equitable relief, provided that such equitable remedies shall be in addition to and not in lieu of other remedies available at law or in equity to Reynolds as a result of such a breach. Seller agrees that the duration, geographical scope and subject matter of this Section 23 are reasonable in light of all of the facts and circumstances. Seller acknowledges that the duration of this Section 23 is limited to one year based upon the obligation of Seller to dissolve during that period under Section 13.2. In the event Seller breaches that obligation and fails to dissolve prior to the first anniversary of the Closing Date, the duration of this Section 23 shall be extended until Seller so dissolves. To the extent permitted by law, Seller waives any defenses or objections related to the reasonableness of the items specified in the next preceding sentence.

         23.4 Severability. If any court of competent jurisdiction shall determine that any provision of this Section 23 is invalid or unenforceable, such determination shall not affect the other provisions of this Agreement (including Section 23). The invalid or unenforceable provision shall be modified to the minimum degree necessary to make such provision valid and enforceable, and this Agreement shall thereafter be enforced to the fullest extent possible.

24. OWNERSHIP OF ASSETS USED IN THE BUSINESS. The Corporate Affiliates acknowledge that the only assets with a value greater than $200 each owned by either of them and regularly used in the Business are the real property located at 21000 Highway 99, Lynnwood, Washington and the assets described in Exhibit
25. The Corporate Affiliates hereby relinquish in favor of Seller any right or interest they may have in any other assets used in the Business (and such relinquished rights and interests shall be an Acquired Asset) and agree to execute such documents and take such actions as may reasonably be requested by Reynolds to evidence the transfer of assets contemplated hereby, including without limitation the execution of bills of sale and other documents of transfer.

25.      USE OF SPACE.    The Corporate Affiliates agree to permit Reynolds to
occupy the same space and to make use of the same shared facilities and equipment as Seller used prior to the Closing for the operation of the Business for a period of up to ninety (90) days after the Closing. The Corporate Affiliates further agree to make available to Reynolds those employees previously made available to the Business as "shared employees". Reynolds shall pay to The Corporate Affiliates an amount equal to that paid by Seller immediately prior to the Closing for use of such space, facilities and equipment and as reimbursement for employee wages and benefits for shared employees (such charges are set forth in Exhibit 25; payments shall be made no later than 30 days after receipt of an invoice therefor). Each of Reynolds and the Corporate Affiliates shall maintain such insurance as they deem appropriate for their respective assets and operations conducted on the facility and each shall indemnify the other for all Losses arising out of or incurred in connection with their respective assets or the actions or omissions of their respective employees, agents, contractors and invitees. The "shared employees" shall at all times be employees of the Corporate Affiliates and Reynolds shall not be responsible for any wages, salaries, benefits, workers compensation, withholding or other taxes or other liabilities related to those persons except for the charges described above.

26.      CONFIDENTIAL INFORMATION.   For purposes of this Section 26,
"Confidential Information" means any information concerning the business and affairs of the Business that is not already generally available to the public. Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement and the filing of tax returns and other governmental filings, and deliver promptly to Reynolds or destroy, at the request and option of Reynolds, all tangible embodiments (and all copies, but excluding the books and records which are Excluded Assets) of the Confidential Information which are in its possession. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify Reynolds promptly of the request or requirement so that

Reynolds may seek an appropriate protective order or waive compliance with the provisions of this Section 26. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use its reasonable best efforts to obtain, at the reasonable request of Reynolds, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Reynolds may designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

         The parties have executed this Agreement as of this 15th day of June, 1995.


                                            DEALER INTERNET SERVICES CORPORATION



                                            BY  MARTIN S. ROOD
                                               -----------------------------
                                            TITLE: President
                                                   -------------------------


                                            THE REYNOLDS AND REYNOLDS COMPANY


                                            BY  JEFFREY A. WXXXXXXX
                                               -----------------------------
                                            TITLE: Vice President
                                                   -------------------------



                               CROWN MOTORS, INC.


                                            BY  MARTIN S. ROOD
                                               -----------------------------
                                            TITLE: President
                                                   -------------------------


                               ROOD MOTORS, INC.


                                            BY  MARTIN S. ROOD
                                               -----------------------------
                                            TITLE: President
                                                   -------------------------

                                               MARTIN S. ROOD
                                               ----------------------
                                               MARTIN S. ROOD





                                               PETER M. WILSON
                                               ----------------------
                                               PETER M. WILSON





648000\553DMV5.ACQ
6-15-95-1